UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549
                            --------------------

                                  Form RW

              REQUEST FOR WITHDRAWAL OF REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933


                   JILLIAN'S ENTERTAINMENT HOLDINGS, INC.
                      (Commission File No. 333-86553)
   ----------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

              Delaware                                 04-3377816
  ------------------------------              --------------------------
    (State of incorporation                      (I.R.S. Employer
         or organization)                       Identification No.)

                          1387 South Fourth Street
                         Louisville, Kentucky 40208
                               (502) 638-9008
                  ----------------------------------------
                      (Address and telephone number of
                        principal executive offices)



                                 NARRATIVE

 Pursuant to Rules 477(a) and 478(c) under the Securities Act of 1933, as amended, JILLIAN'S ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (the "Company"), hereby requests that the Securities and Commission (the "Commission") permit the withdrawal of the Company's registration statement on From S-1, File No. 333-86553, filed with the Commission on September 3, 1999, including all exhibits thereto (the "Registration Statement"). The Company is withdrawing the Registration Statement because it does not intend to pursue the initial public offering of shares of common stock of the Company contemplated by the Registration Statement at this time.


                                 SIGNATURE

 Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                JILLIAN'S ENTERTAINMENT HOLDINGS, INC.

                                By: /s/ Gregory S. Stevens
                                   -----------------------------------
                                   Name:  Gregory S. Stevens
                                   Title: Chief Financial Officer

 Dated: October 7, 1999